Exhibit 10.49

Jeffrey A. Masoner	Verizon
Vice President - Interconnection Services Policy & Planning

Network Services
2107 Wilson Blvd., 11th Floor
Arlington, VA 22201

Telephone: 703/974-4610
Facsimile: 703/974-0314
jeffrey.a.masoner@verizon.com

August 27, 2001

Douglas S. Denny-Brown
General Counsel
RNK Telecom
333 Elm St.
Dedham, MA 02026

Re: Requested Adoption Under the FCC Merger Conditions Dear

Mr. Denny-Brown:

Verizon New England Inc., d/b/a Verizon New Hampshire, f/lc/a New England Telephone and Telegraph Company, d/b/a Bell Atlantic — New Hampshire (“Verizon”), has received your letter stating that, pursuant to paragraph 32 of the BA/GTE Merger Conditions (“Merger Conditions”), released by the FCC on June 16, 2000 in CC Docket No. 98-184, RNK, Inc. d/b/a RNK Telecom (“RNK”) wishes to provide services to customers in Verizon’s service territory in the State of New Hampshire by adopting certain terms of the arbitrated Interconnection Agreement between Cox Communications, d/b/a Cox Rhode Island Telecomm II (“Cox”)and Verizon New England Inc., d/b/a Verizon Rhode Island, f/k/a New England Telephone and Telegraph Company, d/b/a Bell Atlantic —Rhode Island (“Verizon Rhode Island”) that was approved by the Rhode Island Public Utilities Commission as an effective agreement in the State of Rhode Island in Docket No. 2614, as such agreement exists on the date hereof after giving effect to operation of law.

RNK wishes to adopt the following provisions of the Cox agreement and associated schedules:

4.0	INTERCONNECTION PURSUANT TO SECTION 251(c)(2);

5.0	TRANSMISSION AND ROUTING OF TELEPHONE EXCHANGE SERVICE TRAFFIC PURSUANT TO SECTION 251(c)(2), excluding section 5.7;

6.0	TRANSMISSION AND ROUTING OF EXCHANGE ACCESS TRAFFIC PURSUANT TO 251(c)(2);

7.0	TRANSPORT AND TERMINATION OF OTHER TYPES OF TRAFFIC;

8.0	JOINT NETWORK CONFIGURATION AND GROOMING PROCESS; INSTALLATION, MAINTENANCE, TESTING AND REPAIR;

17.0	DATABASES AND SIGNALING; and

19.0	DIRECTORY SERVICES ARRANGEMENTS

(The provisions of the Cox agreement specified above, and associated schedules, shall hereinafter be referred to as the “Verizon Rhode Island Terms”). I understand RNK has a copy of the Verizon Rhode Island Terms, which, in any case, are attached hereto as Appendix 1. Please note the following with respect to RNK’s adoption of the Verizon Rhode Island Terms.

1.	By RNK’s countersignature on this letter, RNK hereby represents and agrees to the following three points:

(A)

RNK agrees to be bound by and adopts in the service territory of Verizon, the Verizon Rhode Island Terms, as they are in effect on the date hereof after giving effect to operation of law, and in applying the Verizon Rhode Island Terms, agrees that RNK shall be substituted in place of Cox Communications, Cox Rhode Island Telecomm II and Cox in the Verizon Rhode Island Terms wherever appropriate.

(B)	Notice to RNK and Verizon as may be required or permitted under the Verizon Rhode Island Terms shall be provided as follows:

To RNK:

Attention: General Counsel
RNK Telecom
333 Elm St.
Dedham, MA 02026
Telephone number: 781-613-6103
FAX number: 781-297-9836

To Verizon:

Director-Contract Performance & Administration
Verizon Wholesale Markets
600 Hidden Ridge
HQEWMNOTICES
Irving, TX 75038
Telephone Number: 972-718-5988
Facsimile Number: 972-219-1519
Internet Address: wmnotices@verizon.com

with a copy to:

Vice President and Associate General Counsel
Verizon Wholesale Markets
1320 N. Court House Road
8th Floor
Arlington, VA 22201
Facsimile: 703/974-0744

(C)

RNK represents and warrants that it is a certified provider of local telecommunications service in the State of New Hampshire, and that its adoption of the Verizon Rhode Island Terms will only cover services in the service territory of Verizon in the State of New Hampshire.

2.

RNK’s adoption of the Verizon Rhode Island Terms shall become effective on August 30, 2001. Verizon shall file this adoption letter with the New Hampshire Public Utilities Commission (“Commission”) promptly upon receipt of an original of this letter, countersigned by an authorized officer of RNK. The Cox/Verizon Rhode Island agreement is currently scheduled to terminate on February 4, 2002.

3.

As the Verizon Rhode Island Terms are being adopted by RNK pursuant to the Merger Conditions, Verizon does not provide the Verizon Rhode Island Terms to RNK as either a voluntary or negotiated agreement. The filing and performance by Verizon of the Verizon Rhode Island Terms does not in any way constitute a waiver by Verizon of any position as to the Verizon Rhode Island Terms or a portion thereof. Nor does it constitute a waiver by Verizon of any rights and remedies it may have to seek review of the Verizon Rhode Island Terms, or to seek review of any provisions included in these Verizon Rhode Island Terms as a result of RNK’s election pursuant to the Merger Conditions.

4.

RNK’s adoption of the Verizon Rhode Island Terms pursuant to the Merger Conditions is subject to all of the provisions of such Merger Conditions. Please note that the Merger Conditions exclude the following provisions from the interstate adoption requirements: state-specific pricing, state-specific performance measures, provisions that incorporate a determination reached in an arbitration conducted in the relevant state under 47 U.S.C. Section 252, provisions that incorporate the results of negotiations with a state commission or telecommunications carrier outside of the negotiation procedures of 47 U.S.C. Section 252(a)(1), and provisions from the Cox/Verizon Rhode Island agreement that are not required pursuant to Section 251(c) of the Telecommunications Act of 1996 (the “Act”). Verizon, however, does not oppose RNK’s adoption of the Verizon Rhode Island Terms at this time, subject to the following reservations and exclusions:

(A)

Verizon’s standard pricing schedule for interconnection agreements in New Hampshire (as such schedule may be amended from time to time) (attached as Appendix 2 hereto) shall apply to RNK’s adoption of the Verizon Rhode Island Terms. RNK should note that the aforementioned pricing schedule may contain rates for certain services the terms for which are not included in the Verizon Rhode Island Terms or that are otherwise not part of this adoption. In an effort to expedite the adoption process, Verizon has not deleted such rates from the pricing schedule. However, the inclusion of such rates in no way obligates Verizon to provide the subject services and in no way waives Verizon’s rights under the Merger Conditions.

(B)

RNK’s adoption of the Verizon Rhode Island Terms shall not obligate Verizon to provide any interconnection arrangement or unbundled network element unless it is feasible to provide given the technical, network and Operations Support Systems attributes and limitations in, and is consistent with the laws and regulatory requirements of the State of New Hampshire and with applicable collective bargaining agreements.

(C)

On January 25, 1999, the Supreme Court of the United States issued its decision on the appeals of the Eighth Circuit’s decision in Iowa Utilities Board. The Supreme Court modified several of the FCC’s and the Eighth Circuit’s rulings regarding unbundled network elements and pricing requirements under the Act. AT&T Corp. v. Iowa Utilities Board, 119 S. Ct. 721 (1999). Certain provisions of the Verizon Rhode Island Terms may be void or unenforceable as a result of the Supreme Court’s decision of January 25, 1999, the United States Eighth Circuit Court of Appeals’ decision in Docket No. 96-3321 regarding the FCC’s pricing rules, and the current appeal before the Supreme Court of the United States regarding the FCC’s UNE rules. Moreover, nothing herein shall be construed as or is intended to be a concession or admission by Verizon that any provision in the Verizon Rhode Island Terms complies with the rights and duties imposed by the Act, the decisions of the FCC and the Commissions, the decisions of the courts, or other law, and Verizon expressly reserves its full right to assert and pursue claims arising from or related to the Verizon Rhode Island Terms.

(D)

RNK’s adoption of the Verizon Rhode Island Terms does not include any provisions related to reciprocal compensation, which provisions are not subject to the interstate adoption requirements under the Merger Conditions. For example, reciprocal compensation provisions constitute state-specific pricing, which as described above, is exempt from the interstate adoption requirements in the Merger Conditions. Also, because the obligation to pay reciprocal compensation is found in Section 251(b)(5), reciprocal compensation provisions are outside the scope of Merger Conditions’ requirement permitting adoptions of provisions required to be provided under Section 251(c). Moreover, even if the Merger Conditions were misconstrued as encompassing not only items subject to Section 251(c), but also items subject to Section 251(b), it would still not obligate Verizon to permit the interstate adoption of compensation terms pertaining to Internet Traffic. The FCC found that Internet Traffic constitutes “information access” outside the scope of the reciprocal compensation obligations set forth in Section 251(b)(5).[1] Thus, even if the Cox Verizon Rhode Island agreement has, or is mistakenly construed as containing, a voluntary commitment to pay compensation on Internet traffic, that commitment would be entirely outside the scope of the interstate adoption provisions of the Merger Conditions.[2] Attached is a draft Amendment No. 2 that Verizon proposes to govern the reciprocal compensation arrangements between the Parties.

	(E)	RNK’s adoption does not include any terms that were arbitrated in the Verizon Rhode Island Terms.

5.	Verizon reserves the right to deny RNK’s adoption and/or application of the Verizon Rhode Island Terms, in whole or in part, at any time:

	(A)	when the costs of providing the Verizon Rhode Island Terms to RNK are greater than the costs of providing them to Cox;

	(B)	if the provision of the Verizon Rhode Island Terms to RNK is not technically feasible;

	(C)	if Verizon otherwise is not obligated to permit such adoption and/or application under the Merger Conditions or under applicable law.

[1] Order on Remand and Report and Order, In the Matters of: Implementation of the Local Competition Provisions in the Telecommunications Act of 1996 and Intercarrier Compensation for ISP-Bound Traffic, CC Docket No. 99-68 (rel. April 27, 2001) (“FCC Remand Order”) ¶44.

2 In addition, any reasonable amount of time permitted for adopting interconnection agreement provisions that invoke a compensation mechanism for internet traffic under the FCC’s rules implementing section 252(i) of the Act (47 C.F.R. § 51.809(c)) has expired. These rules implementing section 252(i) of the Act apply to interstate adoptions under the Merger Conditions as well. See, e.g., Merger Conditions ¶32 (such adoptions shall be made available “under the same rules that would apply to a request under 47 U.S.C. § 252(i)”).

6.	Should RNK attempt to apply the Verizon Rhode Island Terms in a manner that conflicts with paragraphs 3-5 above, Verizon reserves its rights to seek appropriate legal and/or equitable relief.

In the event that a voluntary or involuntary petition has been or is in the future filed against RNK under bankruptcy or insolvency laws, or any law relating to the relief of debtors, readjustment of indebtedness, debtor reorganization or composition or extension of debt (any such proceeding, an “Insolvency Proceeding”), then: (i) all rights of Verizon under such laws, including, without limitation, all rights of Verizon under 11 U.S.C. § 366, shall be preserved, and RNK’s adoption of the Verizon Rhode Island Terms shall in no way impair such rights of Verizon; and (ii) all rights of RNK resulting from RNK’s adoption of the Verizon Rhode Island Terms shall be subject to and modified by any Stipulations and Orders entered in the Insolvency Proceeding, including, without limitation, any Stipulation or Order providing adequate assurance of payment to Verizon pursuant to 11 U.S.C. § 366.

Please arrange for a duly authorized representative of RNK to sign this letter in the space provided below and return it to the undersigned.

Sincerely,

VERIZON NEW ENGLAND INC., D/B/A VERIZON NEW HAMPSHIRE

By: /s/ Jeffrey A. Masoner

Name: Jeffrey A Masoner

Title: Vice President — Interconnection Services Policy & Planning

Reviewed and countersigned as to points A, B, and C of paragraph 1:
RNK, INC., D/B/A RNK TELECOM

By: /s/ Richard N. Koch
Name: Richard N. Koch
Title: President
Attachment

c:	Stephen Hughes – Verizon (w/out attachments)